Exhibit 99.1 Text of Press Release



Bravo! Foods to Produce Milky Way(R), Starburst(R) and 3 Musketeers(R) Single-Serve Fortified Milk

Tuesday September 21, 2004, 12:14 pm ET

Company Signs Licensing Agreement With Masterfoods USA, A Division of Mars, Incorporated

NORTH PALM BEACH, Fla., Sept 21 /PRNewswire-FirstCall/ -- Bravo! Foods International (OTC Bulletin Board: BRVO - News; "Bravo"), a brand development and marketing company that manufactures, promotes and distributes vitamin- fortified flavored milks, today announced it has signed a licensing agreement with Masterfoods USA, the confectionery and snack food division of Mars, Incorporated, to produce, market and sell Milky Way(R), Starburst(R) and 3 Musketeers(R) single-serve, fortified milk products under the Company's Slammers(R) brand.

The new fortified milk products, which will be sold in 14 oz. single-serve Super Extended Shelf Life (ESL) bottles, will reflect each confectionery product's distinctive taste. The Slammers(R) Milky Way(R) product will be made with reduced-fat fortified milk with the rich, creamy, mouth watering taste of a Milky Way(R) bar. Slammers(R) Starburst(R) will be a blend of low-fat milk and natural juice to produce its famous burst of natural fruit flavor and live up to the Starburst(R) "isn't life juicy!"(TM) slogan. The first flavors of the Starburst(R) drinks will be strawberry, peach and orange. Slammers(R) 3 Musketeers(R) will be made with low-fat milk, but will have no added sugar to combine a great nutritional, guilt-free beverage with the terrific flavor of a 3 Musketeers(R) Bar.

"Clearly, these are legendary and some of the most popular and recognized brands in the nation," said Roy Warren, Bravo! Foods CEO. "Each of the Slammers(R) 14 oz. milk products will feature packaging that matches the candy brand it is associated with." He added that the line should be available to ship to its national distribution network this fall.

The products will be available at convenience stores nationwide in late 2004. Products will hit shelves in grocery stores in 2005. Suggested retail price is $1.49 each. More flavors will be introduced in spring or summer 2005.

"The Masterfoods USA Licensing program has helped fans of some of America's top confectionery brands enjoy their favorite products in a variety of ways, and Slammers(R) is an exciting addition to our product line," said Mike Tolkowsky, Senior Vice President, Marketing, Masterfoods USA. He added, "The Food and Beverage category of licensing has been one of strong growth for Masterfoods USA, and we welcome the opportunity to include Bravo! Foods as one of our top-quality licensees."


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About Bravo! Foods

Bravo! Foods International Corp. licenses, markets, distributes and sells flavored milk products throughout the 50 states, Puerto Rico, the U.S. Virgin Islands, Mexico and eleven Middle East countries. The milk is available in the United States through production agreements with milk processors. It is currently available in five flavors under the brand name Slammers (R), and can be purchased in retail outlets throughout the country and in some international markets. For additional information, visit http://www.bravobrands.com .

About Masterfoods USA

Masterfoods USA, the United States food, snack and petcare operations of Mars, Incorporated, is one of the world's leading food manufacturers. With more than $5 billion in annual sales, the combined food, petcare and snack segments are a symbol of excellence for quality brands. Headquartered in Hackettstown, N.J., Masterfoods USA employs more than 7,000 associates in the United States, with 15 manufacturing facilities nationwide. The company owns some of the world's favorite brands, including M&M'S(R) Brand, SNICKERS(R) Brand, UNCLE BEN'S(R) Brand, PEDIGREE(R) Brand Food For Dogs and WHISKAS(R) Brand Food For Cats. For additional information, visit http://www.masterfoodsnews.com .


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